FOR IMMEDIATE RELEASE

For more information, contact:

Richard L. Bergmark, + 1 713 328 2101

Fax: +1 713 328 2151

CORE LAB REPORTS EPS OF $1.51 EX-ITEMS FOR Q2 2008,

INCREASES 2008 EPS GUIDANCE, AND INITIATES DIVIDENDS

AMSTERDAM (23 July 2008) - Core Laboratories N.V. (NYSE: "CLB") reported second quarter 2008 net income of $33,711,000 and earnings per diluted share (EPS) of $1.38, including a one-time, non-cash, after-tax charge of approximately $3,200,000, related to its 2006 issuance of $300 million Senior Exchangeable Notes (the "Notes"). Excluding the charge for the Notes, Core's operations generated net income of $36,940,000 and EPS of $1.51 during the quarter, both increases of 28% over year-earlier second quarter totals. Year-over-year quarterly revenue increased 17% to a record $197,688,000, and operating income increased 31% to a record $55,019,000. Second quarter operating margins, defined as operating income divided by revenue, increased approximately 300 basis points over second quarter 2007 levels to a record 28%. Year-over-year quarterly incremental margins, defined as the quarterly change in operating income divided by the quarterly change in revenue, were 45% for the second quarter of 2008.

The record second quarter results were due to increased demand for the Company's Reservoir Description services, especially those related to internationally based crude-oil developments, and increased demand for Core's Production Enhancement technologies used to optimize reservoir performance for tight gas sand and gas-shale developments in North America. In addition, Core's Reservoir Management operations initiated a detailed joint industry project to evaluate the potential of the Haynesville gas shale and laterally equivalent sequences at the request of 12 major acreage holders in the area.

For the first six months of 2008, Core's revenue increased 16% to a record $377,125,000, while net income and operating income, excluding the effects of one-time gains and charges, increased 30% and 32% to $70,066,000 and $104,021,000, respectively, from year-earlier totals. Operating and incremental margins for the first six months, excluding the effects of one-time gains and charges, reached 28% and 48%, respectively.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations posted record levels of revenue and operating income for the second quarter of 2008. Quarterly revenue was $114,157,000, an increase of over 22% over second quarter 2007 totals. The 22% growth rate was the highest for Reservoir Description in over a decade. Quarterly operating income increased 35% to $28,969,000, and operating margins increased 250 basis points from second quarter 2007 levels to 25%.

Reservoir Description operations experienced increased demand for technologies related to crude-oil developments in Asia Pacific and especially in the Middle East, where the Company continues to expand its operations. At the request of Saudi Aramco, Core is sending additional advanced rock properties testing equipment to perform more sophisticated dynamic flow tests, the results of which are used to enhance daily oil production and ultimate hydrocarbon recovery factors. Asia-Pacific operations continue to receive large volumes of work from Malaysia, Indonesia, India, and Australia, among other countries.

In North America, the Company continues to process more than 55 miles of oil-sand core in Canada, while expanding its ability to process increased amounts of core from gas shales. The Company continues to build "The Canadian Center for Unconventional Oil and Natural Gas Evaluation" in Calgary in expectation of over 70 miles of oil sand core and large amounts of shale core to be cut in the Muskwa and Utica developments later in 2008 and into 2009. The Center is scheduled to open in early December to meet client demands expected during the 2008 − 2009 drilling season.

Production Enhancement

Production Enhancement operations also posted record levels of revenue and operating income for the second quarter of 2008. Quarterly revenue was $71,706,000, an increase of 18% over second quarter 2007 totals. The 18% growth rate for Production Enhancement was the highest since the fourth quarter of 2006, and it confirms the increasing demand for Core's fracture diagnostic technologies and SuperHEROTM perforating charges when it is compared with the year-over-year rig count increase in the United States of only 7%. Because of growing demand for these proprietary technologies, operating margins increased approximately 550 basis points from second quarter 2007 levels to 32%. Operating income increased to $23,182,000, up 43% over year-ago second quarter totals.

Core Lab technologies are proving to be critical components of completion and fracture stimulation programs in tight gas sands and especially in gas-shale reservoirs. SuperHERO charges are not only producing superior perforations and elongated perforating tunnels, but they are significantly lowering formation breakdown pressures, thereby reducing the costs of frac programs. The Company reports that it has upgraded both its HEROTM and SuperHERO perforating technologies through its continuous technology improvement process. Changes have been made to the Company's patented HWMSM powdered metal liner compositions and designs that have improved formation penetration by as much as 15%.

Core's ZeroWash®, SpectraScanTM, and SpectraChemTM fracture diagnostic technologies are helping to optimize the superior performance of multi-staged simultaneous fracs. In addition, these proprietary tracer technologies are being used to evaluate oblique stress fields that are created in the reservoir zone using alternating and diagonal − rather than offsetting − staged frac patterns. The effectiveness of these so-called "zipper fracs" is currently being evaluated for multi-staged frac programs in the Barnett and several other prominent gas-shale reservoirs. Frac sequences with as many as 10 to 15 stages are proving to be very effective in reservoirs with certain geomechanical and petrophysical properties. Core believes that the success of large-scale, multi-staged simultaneous and zipper frac programs will not be limited to gas-shale reservoirs, but will be applicable to all silica-rich, hard rock reservoirs worldwide.

Reservoir Management

Reservoir Management operations reported second quarter 2008 revenue of $11,825,000 and operating income of $2,962,000, both lower than results from the second quarter of 2007, during which several large contracts were completed in Venezuela. Operating margins were 25% for the quarter.

Core Laboratories initiated a new gas-shale study entitled Reservoir Characterization and Production Properties of the Haynesville and Bossier Shales at the request of 12 major acreage holders in northwestern Louisiana and northeastern Texas. The study will be similar to the Marcellus Shale Study currently being conducted for 18 companies in the Appalachian region. The Company has also added two participants to its Reservoir Characterization and Production Properties of Gas Shales study, the industry's largest and most comprehensive study of the potential of gas-shale plays throughout North America. The total number of companies participating in the Gas Shales study now totals 60.

Caspian Region Acquisition

In July 2008, Core Laboratories acquired for cash Catoni Persa, an Istanbul, Turkey-based petroleum testing laboratory specializing in the characterization of crude oil and its derivative products. Catoni, with 2007 revenues of over $7 million, will expand Core's reservoir fluids and analytical testing capabilities in the greater Caspian region. Istanbul provides a regional base with a good infrastructure and a talented workforce to bolster growth in the region.

The Company is expanding its presence in this region where an increasing number of crude-oil and natural gas developments are underway. Moreover, Core has recently been awarded thousands of feet of core from carbonate reservoirs in Iraq. Many additional projects are slated for Iraq as stability returns to its petroleum-producing provinces.

Initiation of Quarterly Dividend; Declaration of Special Dividend

On 15 July 2008, the Company announced the initiation of a quarterly cash dividend equal to $0.10 per share of common stock. On an annualized basis, the quarterly cash dividend would equal a payout of $0.40 per share of common stock. The initial quarterly cash dividend will be payable on 25 August 2008 to shareholders of record on 25 July 2008. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Core's Board of Supervisory Directors also has declared a special cash dividend of $1.00 per share of common stock, payable on 25 August 2008 to shareholders of record on 25 July 2008. Dutch withholding tax will be deducted from the special dividend at a rate of 15%. Any determination to declare a future quarterly or special cash dividend, as well as the amount of any such cash dividend that may be declared, will be based on the Company's financial position, earnings, earnings outlook, capital expenditure plans, ongoing share repurchases, potential acquisition opportunities, and other relevant factors at the time.

Share Repurchase Program; Free Cash Flow

At Core's Annual General Meeting on 28 May 2008, the Company received shareholder authorization to repurchase up to 10% of its outstanding shares until 28 November 2009. With the authorization, Core could repurchase up to approximately 2,300,000 shares over the next 18 months. The Company believes that its ability to combine recently announced quarterly and special dividends with additional share repurchases provides greater opportunity for the Company to maximize shareholder value.

During the second quarter of 2008, Core Laboratories generated $39,924,000 in free cash flow, defined as cash from operations minus capital expenditures. This free cash will be used to pay the quarterly dividend of $0.10 per share, which amounts to a total of approximately $2,300,000, and to pay the special dividend of $1.00 per share, which totals approximately $23,000,000. The remainder of the quarter's free cash was used to fund the Catoni Persa acquisition. Since virtually all of the second quarter free cash was allotted to paying dividends and the funding of an acquisition, no shares were repurchased during the quarter.

Non-Cash Charge For Notes

During the second quarter of 2008, Core's shares traded above $123.19 for more than 20 of the final 30 trading days, thereby exceeding the conversion price of $94.76 by 30% and enabling an early conversion option for the Company's existing $300 million Senior Exchangeable Notes. Therefore, per U.S. GAAP, the Notes, which are expected to mature in 2011, were reclassified from a long-term to a short-term liability. Consequently, transaction costs, which were being amortized over the expected life of the Notes, were recorded as a non-cash expense in the quarter. This resulted in a non-cash, non-recurring after-tax charge of approximately $3,200,000 in the second quarter of 2008.

Third Quarter and Full-Year 2008 Guidance

For the third quarter of 2008, Core expects revenues to range between $200,000,000 and $210,000,000, an increase of 18% to 24% over last year's third quarter total. Earnings per diluted share are expected to range between $1.55 to $1.61, up 20% to 25% from the $1.29 reported for the third quarter of 2007. The third quarter 2008 guidance assumes year-over-year incremental margins exceeding 40%.

For the full-year 2008, Core now anticipates revenue in the $785,000,000 to $795,000,000 range, up approximately 18% over full-year 2007 results. Core expects full-year 2008 earnings per diluted share to range between $6.05 and $6.15, an increase of up to 26% over year-earlier totals, excluding the effects of non-recurring charges. The new higher 2008 guidance assumes incremental margins of more than 40%. Previous annual earnings guidance ranged from $5.90 to $6.05 per diluted share.

Capital expenditures for 2008 are expected to be approximately $25,000,000, down from the $25,000,000 to $30,000,000 reflected in previous guidance, as several projects have been completed under the original budgeted cost level. These expenditures will be used primarily for the build-out of "The Canadian Center for Unconventional Oil and Natural Gas Evaluation." Other significant 2008 capex projects include the construction of a large laboratory facility to consolidate US Gulf Coast operations and the continued expansion of Core's operations in the Middle East and Asia-Pacific regions.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 24 July 2008. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2007 Form 10-K filed on 22 February 2008, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	30 June 2008	30 June 2007	30 June 2008	30 June 2007

REVENUES	$ 197,688	$ 168,393	$ 377,125	$ 324,116

OPERATING EXPENSES:
Costs of services and sales	130,910	113,349	250,383	220,598
General and administrative expenses	7,159	9,720	15,448	17,759
Depreciation and amortization	5,276	4,897	10,515	9,475
Other expense (income), net	(676)	(1,473)	1,492	(2,336)

OPERATING INCOME	55,019	41,900	99,287	78,620
Interest expense	5,076	635	5,720	1,267

INCOME BEFORE INCOME TAX EXPENSE	49,943	41,265	93,567	77,353
Income tax expense	16,232	12,462	30,523	23,288
NET INCOME	$ 33,711	$ 28,803	$ 63,044	$ 54,065

Diluted Earnings Per Share:	$ 1.38	$ 1.18	$ 2.60	$ 2.22

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	24,452	24,413	24,206	24,367

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 114,157	$ 93,798	$ 214,658	$ 176,961
Production Enhancement	71,706	60,761	138,730	119,568
Reservoir Management	11,825	13,834	23,737	27,587
Total	$ 197,688	$ 168,393	$ 377,125	$ 324,116

Operating income (loss):
Reservoir Description	$ 28,969	$ 21,426	$ 51,986	$ 38,199
Production Enhancement	23,182	16,200	45,123	32,252
Reservoir Management	2,962	4,117	7,189	7,814
Subtotal	55,113	41,743	104,298	78,265
Corporate and other	(94)	157	(5,011)	355
Total	$ 55,019	$ 41,900	$ 99,287	$ 78,620

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

ASSETS:	30 June 2008	31 December 2007
	(Unaudited)
Cash and Cash Equivalents	$ 54,628	$ 25,617
Accounts Receivable, net	149,142	137,231
Inventories, net	31,648	29,363
Other Current Assets	42,581	28,488
Total Current Assets	277,999	220,699

Property, Plant and Equipment, net	95,256	93,038
Intangibles, Goodwill and Other Long Term Assets, net	181,171	191,053
Total Assets	$ 554,426	$ 504,790

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 38,683	$ 39,861
Senior Exchangeable Notes	300,000	-
Other Current Liabilities	51,611	58,179
Total Current Liabilities	390,294	98,040

Long-Term Debt and Lease Obligations	-	300,000
Other Long-Term Liabilities	54,850	44,607
Shareholders' Equity	109,282	62,143
Total Liabilities and Shareholders' Equity	$ 554,426	$ 504,790

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(amounts in thousands)

(Unaudited)

Six Months Ended
30 June 2008

CASH FLOWS FROM OPERATING ACTIVITIES	$ 73,403

CASH FLOWS FROM INVESTING ACTIVITIES	(24,053)

CASH FLOWS FROM FINANCING ACTIVITIES	(20,339)

NET CHANGE IN CASH AND CASH EQUIVALENTS	29,011
CASH AND CASH EQUIVALENTS, beginning of period	25,617
CASH AND CASH EQUIVALENTS, end of period	$ 54,628

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items.  For this reason, we used certain non-GAAP measures that exclude these items; we felt that presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income

(amounts in thousands)

Six Months Ended
30 June 2008

Operating Income	$ 99,287
Gain on sale of building	(1,054)
Severance	758
Non-income related taxes	5,030
Operating Income excluding specific items	$ 104,021

Reconciliation of Net Income

(amounts in thousands)

	Three Months Ended	Six Months Ended
	30 June 2008	30 June 2008

Net Income	$ 33,711	$ 63,044
Gain on sale of building (net of tax)	-	(709)
Severance (net of tax)	-	510
Net impact of non-income related taxes	-	3,771
Debt acquisition costs related to Notes	3,229	3,450
Net Income excluding specific items	$ 36,940	$ 70,066

Reconciliation of Diluted Earnings Per Share

	Three Months Ended	Six Months Ended
	30 June 2008	30 June 2008

Diluted earnings per share	$ 1.38	$ 2.60
Gain on sale of building	-	(0.03)
Severance	-	0.02
Net impact of non-income related taxes	-	0.16
Debt acquisition costs related to Notes	0.13	0.14
Diluted earnings per share excluding specific items	$ 1.51	$ 2.89

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(amounts in thousands)

(Unaudited)

Three Months
Ended
30 June 2008

Net cash provided by operating activities	$ 47,963
Less: capital expenditures	(8,039)
Free cash flow	$ 39,924

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